Exhibit 10.3

THERAVANCE STRATEGIC ALLIANCE AGREEMENT AMENDMENT

This Theravance Strategic Alliance Agreement Amendment (the “Amendment”) is entered into on March 3, 2014 between Theravance, Inc., a Delaware corporation (“Theravance”), and Glaxo Group Limited, a private company limited by shares registered under the laws of England and Wales (“GSK”), and amends and supplements the Strategic Alliance Agreement entered into as of March 30, 2004, as amended on September 13, 2004, February 11, 2005, February 8, 2006, February 27, 2006, February 27, 2009, June 22, 2009, July 16, 2010, and October 3, 2011 (the “Strategic Alliance Agreement”).

WHEREAS, Theravance intends to spin-off Theravance Biopharma, Inc., a Cayman Islands exempted company (“Theravance Biopharma”), as a separate, publicly traded company through a pro rata dividend of Theravance Biopharma ordinary shares to Theravance stockholders, as more fully described in the preliminary Form 10 Registration Statement filed by Theravance Biopharma with the United States Securities and Exchange Commission, as will be amended to reflect the Spin-Off Documents (the “Spin-Off”); and

WHEREAS, the Spin-Off contemplates an assignment by Theravance to Theravance Respiratory Company, LLC (“TRC”), an Affiliate of Theravance, of the entire Strategic Alliance Agreement; and

WHEREAS, Theravance Biopharma will have an economic interest in certain respiratory programs Developed under the Strategic Alliance Agreement as anticipated by the TRC Limited Liability Company Agreement; and

WHEREAS, pursuant to the master agreement of even date herewith made between Theravance, Theravance Biopharma, and GSK (the “Master Agreement”), GSK and Theravance have agreed to both amend and to clarify certain rights and obligations between them with regard to the Strategic Alliance Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements contained herein, Theravance and GSK, intending to be legally bound, hereby agree as follows:

1.                            Effective Date and Expiration Date.  This Amendment will become effective on the Spin-Off Date, provided the Spin-Off occurs on or before June 30, 2014.  If the Spin-Off does not occur on or prior to June 30, 2014, this Agreement will terminate and be of no effect whatsoever.

2.                            Definitions.  Capitalized terms used herein but not defined shall have the meaning given them in the Strategic Alliance Agreement or Master Agreement as the case may be.

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

1

3.                            Modification to GSK’s Diligent Efforts Obligations.

3.1                 Upon approval of the triple combination product consisting of umeclidinium/fluticasone furoate/vilanterol (“UMEC/FF/VI”) or the muscarinic antagonist/beta2agonist/inhaled corticosteroid combination product consisting of batefenterol (also known as GSK961081) or any Supplemental MABA Alliance Product developed pursuant to the Strategic Alliance Agreement and fluticasone furoate (“MABA/ICS”) in one of the European Union and the United States, (a) [***], and (b) the definition of “Diligent Efforts” as it applies to Commercialization shall change to: “Diligent Efforts with regard to Commercialization means the carrying out of obligations in a sustained manner consistent with the efforts a Party devotes to a product of similar market potential, profit potential or strategic value resulting from its own research efforts based on conditions then prevailing, with the objective of focusing on the best interests of patients and to maximize the net value of the overall portfolio of Collaboration Products (as defined in the Collaboration Agreement) and Alliance Products, using GSK’s cost of capital as the discount rate.”

4.                            Joint Steering Committee.  Sections 3.2.2 and 3.3.2 of the Strategic Alliance Agreement are amended such that the following sentence shall be added after the first sentence of each: “None of the designees shall be employees, consultants or representatives of Theravance Biopharma, Inc., other than Permitted Consultants (as defined in the Master Agreement, dated as of March 3, 2014, among Theravance, Theravance Biopharma Inc. and GSK).”

5.                            Commercialization Interactions.  The Strategic Alliance Agreement is hereby amended to add a new Section 5.1.3 as set forth as Exhibit A hereto.  In addition the Strategic Alliance Agreement is hereby amended as follows:

5.1                 Sub-Section 3.2.3(c) is amended and restated as follows: “Review the Development Plans and any material amendments to the Development Plans and further review the Marketing Plans and any material amendments to the Marketing Plans following review pursuant to Section 5.1.3.”

5.2                 Sub-Sections 3.3.3(e), (f), (g) and (i) are deleted.

5.3                 Section 5.1.1 is amended and restated as follows: “General. GSK shall adopt a Global Marketing Plan for each Alliance Product (“Marketing Plan”) in accordance with the provisions of this Section 5.1.  Each Marketing Plan shall define the goals and objectives for Commercializing the Alliance Products in the pertinent Calendar Year consistent with the applicable Development Plan.”

5.4                 Section 5.3.3 is deleted.

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

2

5.5                 Section 7.1.2 is amended and restated in full to read as follows: “No Review of Core Promotional Materials.  Theravance will not review and comment on core Promotional Materials prior to Commercial use by GSK.  GSK will provide Theravance with copies of core Promotional Materials at will but no later than first introduction into Commercial use.”

6.                            Prosecution and Maintenance of Patents.  Article 13 of the Strategic Alliance Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit B hereto.  GSK and Theravance agree that the list set forth on Exhibit C hereto represents a complete list of the Theravance Patents as of the date hereof.

7.                            Alternative Dispute Resolution.

7.1                 The Strategic Alliance Agreement is hereby amended to add a new Section 15.16 as follows:

“Dispute Resolution.  Except for matters covered by Section 3.2.5, any dispute arising out of or relating to the Agreement, or the breach, termination or validity thereof (a “Dispute”), shall be finally resolved pursuant to the following provision:

15.16.1       Negotiation.  In the event a Dispute arises, the Parties agree that they shall attempt in good faith to resolve the Dispute by referring it to GSK’s Chief Executive Officer, on the one hand, and Theravance’s Chief Executive Officer, on the other hand (or their respective designee with power and authority to resolve such dispute) (the “Senior Officers”).  Either Party may refer a Dispute to the Senior Officers.  If the Parties are unable for any reason to resolve a Dispute within fifteen (15) days of referring such dispute to the Senior Officers, the Dispute shall be finally resolved by arbitration pursuant to Section 15.16.2 below.

15.16.2       Arbitration.  The Parties agree that any legal proceeding to enforce or interpret any provision of this Agreement shall be conducted through binding arbitration (“Arbitration”).  Either Party can initiate Arbitration on thirty (30) days written notice to the other Party.  The Arbitration shall be conducted pursuant to the American Arbitration Association’s (“AAA”) Commercial Arbitration Rules (the “Rules”) then in effect, except that notwithstanding the Rules, the following provisions shall apply to the Arbitration hereunder.

a.              Panel.  The Arbitration shall be conducted by a panel of three (3) arbitrators (the “Arbitration Panel”) in New York, New York.  The Arbitration Panel shall consist of one arbitrator selected by each of the Parties from a pool of arbitrators to be presented to the Parties by the

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

3

AAA.  The Parties shall make their selection within thirty (30) days of the commencement of the arbitration.  Each of these two arbitrators shall have expertise in pharmaceutical product Development and Commercialization.  Within thirty (30) days of appointment, these two arbitrators shall jointly select the chairman from a pool of arbitrators to be presented to the Parties by the AAA.

b.              Process.  The time periods set forth in the Rules shall be followed, unless a Party can demonstrate to the Arbitration Panel that the urgency of the dispute or other reasons warrant contraction of one or more of the timetables.  For good cause shown, the Arbitration Panel may contract such timetables. Interpretation of and enforcement of this Section shall be governed by the Federal Arbitration Act. The fees of the Arbitration Panel and the AAA shall be paid by the losing Party, which shall be designated by the Arbitration Panel or in such proportions as may be designed by the Arbitration Panel where a Party does not prevail with respect to all issues.

c.               Confidentiality.  The Arbitration proceeding shall be confidential and the Arbitration Panel shall issue appropriate protective orders to safeguard each Party’s Confidential Information.  Except as required by Law, no Party shall make (or instruct the Arbitration Panel to make) any public announcement with respect to the proceedings or decision of the Arbitration Panel without prior written consent of each other Party.  The existence of a dispute submitted to Arbitration, and the outcome, shall be kept in confidence by Arbitration Panel and the Parties, their affiliates, their counsel, insurers and re-insurers, accountants and auditors, and any person necessary to the conduct of the proceeding. The confidentiality obligations shall not apply if (i) disclosure is required by law or (ii) to the extent necessary to enforce the rights arising out of the award.

d.              Findings of Arbitration Panel.  The decision of the Arbitration Panel will be final and binding on the Parties; provided that either Party shall retain all rights to bring an action against the other for damages and other monetary relief related to or arising out of the issue decided by the Arbitration Panel.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party.

15.16.4.    Injunctive Relief.  Notwithstanding the foregoing, any Party has the right to apply to any court of competent jurisdiction for interim relief necessary to preserve the Party’s rights until the arbitrators are appointed.

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

4

After appointment of the arbitrators, the arbitrators shall have the exclusive jurisdiction to consider applications for interim relief.

15.16.5.    Preservation of Existing Conflict Resolution Procedures.  The Parties do not intend to, and the provisions of this Section 15.16 do not, modify any other internal conflict resolution provisions contained in this Agreement (e.g., Section 3.2.5(b) hereof).”

8.                            Entire Amendment.  This Amendment, together with the Strategic Alliance Agreement, as amended, and the exhibit hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.  Except as specifically amended previously and by the amendments contemplated by this Amendment, the Strategic Alliance Agreement shall remain in full, force and effect.  References in this Amendment to other agreements or documents shall refer to such agreements or documents as they may be amended.

9.                            Alternative Dispute Resolution.  The Parties agree that any legal proceeding to enforce or interpret any provision of this Amendment shall be conducted in accordance with Section 15.16 of the Strategic Alliance Agreement, as amended hereby.

10.                     Governing Law.  Except as provided otherwise herein, this Amendment shall be construed, and the respective rights of the Parties determined, according to the substantive law of the State of Delaware notwithstanding the provisions governing conflict of laws under such Delaware law to the contrary.

11.                     Severability.  In the event of the invalidity of any provisions of this Amendment or if this Amendment contains any gaps, the Parties agree that such invalidity or gap shall not affect the validity of the remaining provisions of this Amendment.  The Parties will replace an invalid provision or fill any gap with valid provisions which most closely approximate the purpose and economic effect of the invalid provision or, in case of a gap, the parties’ presumed intentions.  In the event that the terms and conditions of this Amendment are materially altered as a result of the preceding sentences, the Parties shall renegotiate the terms and conditions of this Amendment in order to resolve any inequities.  Nothing in this Amendment shall be interpreted so as to require any Party to violate any applicable laws, rules or regulations.

12.                     Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

5

IN WITNESS WHEREOF, the parties hereby have executed this Amendment as of the date first written above.

THERAVANCE, INC.

By:	/s/ Rick E Winningham

Name:	Rick E Winningham

Title:	Chief Executive Officer

GLAXO GROUP LIMITED

By:	/s/ Paul Williamson

Name:	Paul Williamson

Title:	Authorized Signatory For and on behalf of Edinburgh Pharmaceutical Industries Limited Corporate Director

Acknowledged and Agreed:

THERAVANCE BIOPHARMA, INC.

By:	/s/ Rick E Winningham

Name:	Rick E Winningham

Title:	Chief Executive Officer

[SIGNATURE PAGE TO STRATEGIC ALLIANCE AMENDMENT AGREEMENT]

Exhibit A

New Section 5.1.3 to the Strategic Alliance Agreement

Section 5.1.3.  Exchange of Commercial information between GSK and Theravance. For each Alliance Product in Phase III Development or beyond, GSK will provide Theravance with two documents each calendar year, a Marketing Plan and a mid-year update (the “Mid-Year Update”).  The documents will be produced on a schedule that conforms to GSK’s internal annual planning process and delivered to Theravance promptly in accordance with that schedule.

(a)         Each Marketing Plan will include the information described in Section 5.1.2 of the Strategic Alliance Agreement (“Section 5.1.2”) and each Mid-Year Update will set forth in summary form the results of GSK’s commercialization activities performed during the previous six-month period in the Respiratory Franchise Countries will and follow the template set out at Sub-Section 5.1.3(g) below.

(b)         Notwithstanding the definition of “Major Market Country” in the Strategic Alliance Agreement, the Marketing Plans will include sales forecasts and sales plans only for the following countries (collectively, the “Respiratory Franchise Countries”): [***] (or such other countries as may from time to time be considered by GSK to be core countries for its Respiratory Global Franchise).  Mid-Year Updates will focus only on the Respiratory Franchise Countries.

(c)          GSK will make reasonable efforts to provide the information described in Section 5.1.2 for each Respiratory Franchise Country but the Parties acknowledge that the same depth of information with regard to the market environment and dynamics may not be available in the less developed markets as in the more developed markets.

(d)         GSK affirms that the sales forecasts included in each Marketing Plan will be the same forecasts used for its internal planning purposes and provided to GSK senior management.

(e)          Following receipt of each Marketing Plan or Mid-Year Update, Theravance will respond to GSK with a list of comments and questions, after which Theravance commercial personnel will meet for up to a half day with each of the appropriate GSK medicine commercialization leaders (each, a “MCL”) to discuss the documents and responses.

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

1

(f)           GSK will keep Theravance apprised of any strategically significant issue concerning the Commercialization of the Alliance Products through its Alliance Management and/or the Franchise Head/the MCLs, as appropriate.  GSK Alliance Management will respond to ad hoc Theravance queries on strategically significant matters of concern in between formal plans/reports in a reasonable time.

(g)          The Mid-Year Update will follow this template:

(i)                                     General principle: Update is provided on strategically significant changes (including changes in GSK plans as well as major developments in the markets addressed) for Respiratory Franchise Countries versus the last Marketing Plan or / Mid-Year Update (including the provision of information that was noted as pending in the most recent Marketing Plan or Mid- Year Update and is now available)

(ii)                                  Executive Summary that covers:

A.                                    Key performance indicator dashboard

B.                                    What is going well and what is not

C.                                    New opportunities and challenges

D.                                    Any new key insights/learnings

(iii)                               Key Success Factors & High Level Strategy / Changes

(iv)                              Environment update: Changes and new insights

A.                                    Regulatory

B.                                    Market access

C.                                    Customers

D.                                    Competitors

(v)                                 Market research / Update on results and insights drawn from major market research campaigns

(vi)                              Commercialization activity update

A.                                    Launch readiness / Campaign execution status versus Global Marketing Plan including detail on promotional strategy/marketing mix

B.                                    Launch date

2

C.                                    Sales force allocation and overall resourcing

D.                                    Any manufacturing or supply chain issues that would affect commercialization

(vii)                           Longer term initiatives

A.                                    Head — to — head studies

B.                                    Any other Phase 3 and 4 studies (e.g. real world effectiveness, health economics / outcomes research, new indications / formulations, special populations)

(viii)                        Strategic topics for JSC  — As and if applicable

3

Exhibit B

New Article 13 to the Strategic Alliance Agreement

ARTICLE 13

PATENTS and INVENTIONS

13.1                        Prosecution and Maintenance of Patents.

13.1.1              Prosecution and Maintenance of Theravance Patents. GSK shall have the exclusive right and the obligation to (subject to GSK’s election not to file, prosecute, or maintain pursuant to Section 13.1.5)  prepare, file, prosecute in a diligent manner (including without limitation by conducting interferences, oppositions and reexaminations or other similar proceedings), maintain (by timely paying all maintenance fees, renewal fees, and other such fees and costs required under applicable Laws) and extend all Theravance Patents. Following the effective date of the Theravance Strategic Alliance Amendment Agreement with respect to a particular Alliance Program hereunder (the “Alliance Program Acceptance Date”), GSK shall regularly advise Theravance of the status of all pending applications relating to such Alliance Program, including with respect to any hearings or other proceedings before any Governmental Authority, and, at Theravance’s request, shall provide Theravance with copies of all documentation concerning such applications, including all correspondence to and from any Governmental Authority. GSK shall consult with Theravance prior to abandoning any Theravance Patents.  Subject to Section 13.6, GSK shall solicit Theravance’s advice and review of the nature and text of such patent applications and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and GSK shall take into account Theravance’s reasonable comments related thereto; provided, however, Theravance shall have the final decision authority with respect to any action relating to any Theravance Patent.

Subject to Section 13.1.5, Theravance shall be responsible for all out-of-pocket costs and expenses incurred by GSK  associated with procuring Theravance Patents in the United States, including applications preparation, filing fees, prosecution, maintenance and costs associated with reexamination and interference proceedings in the United States Patent and Trademark Office and United States Courts. GSK shall be responsible for all costs and expenses after the effective date of the Theravance Strategic Alliance Amendment Agreement which such costs and expenses are associated with procuring patents corresponding to the relevant Theravance Patents related to such Alliance Program outside of the United States, including without limitation PCT and individual country filing fees, translations, maintenance, annuities, and protest proceedings.  For all such United States patent applications, GSK will invoice Theravance on a quarterly basis beginning with the effective date of the Theravance Strategic Alliance Amendment Agreement, setting forth all such expenses incurred since the effective date of the Theravance Strategic Alliance Amendment Agreement.

13.1.2              Prosecution and Maintenance of Patents Covering Joint Inventions.

(a)                     For Patents covering Joint Inventions, the Parties shall agree, without prejudice to ownership, which Party shall have the right to prepare and file a priority patent application, and prosecute such application(s) and maintain any patents derived therefrom, with the Parties equally sharing the reasonable out-of-pocket costs for the preparation, filing, prosecution and maintenance of such priority patent application.  The Parties will reasonably cooperate to obtain any export licenses that might be required for such activities.  Should the agreed upon Party elect not to prepare and/or file any such priority patent application, it shall (i) provide the other Party with written notice as soon as reasonably possible after making such election but in any event no later than sixty (60) days before the other Party would be faced with a possible loss of rights, (ii) give the other Party the right, at the other Party’s discretion and sole expense, to prepare and file the priority application(s), and (iii) offer reasonable assistance in connection with such preparation and filing at no cost to the other Party except for reimbursement of reasonable out-of-pocket expenses incurred by the agreed upon Party in rendering such assistance. The other Party, at its discretion and cost, shall prosecute such application(s) and maintain sole ownership of any patents derived therefrom.

(b)                     Within nine (9) months after the filing date of a priority application directed to an Invention, the Party filing the priority application shall request that the other Party identify those non-priority, non-PCT (“foreign”) Countries in which the other Party desires that the Party filing the priority application file corresponding patent applications. Within thirty (30) days after receipt by the other Party of such request from the Party filing the priority application, the other Party shall provide to the Party filing the priority application a written list of such foreign countries in which the other Party wishes to effect corresponding foreign patent applications filings. The Parties will then agree on the particular countries in which such applications will be filed, provided that in the event agreement is not reached, the application will be filed in the disputed as well as the non-disputed countries (all such filings referred to hereinafter as “Designated Foreign Filings”). Thereafter, within twelve (12) months after the filing date of the priority application, the Party filing the priority application shall effect all such Designated Foreign Filings.  It is presumed unless otherwise agreed in writing by the Parties, that a corresponding PCT application will be filed designating all PCT member countries. As to each Designated Foreign Filing and PCT application, GSK shall bear the costs for the filing and prosecutions of such Designated Foreign Filing and PCT application (including entering national phase in all agreed countries). Should the Party filing the priority application not agree to file or cause to be filed a Designated Foreign Filing, the other Party will have the right to effect such Designated Foreign Filing.

(c)                      Should the filing Party pursuant to Section 13.1.2(a) or 13.1.2(b) no longer wish to prosecute and/or maintain any patent application or patent resulting from such application, the filing Party shall (i) provide the non-filing Party with written notice of its wish no later than sixty (60) days before the patent or patent applications would otherwise become abandoned, (ii) give the non-filing Party the right, at the non-filing Party’s election and sole expense, to prosecute and/or maintain such patent or patent application, and (iii) offer reasonable assistance to the non-filing Party in connection with such prosecution and/or maintenance at no cost to the non-filing Party except for reimbursement of the filing Party’s reasonable out-of-pocket expenses incurred by the filing Party in rendering such assistance.

(d)                     Should the non-filing Party pursuant to Section 13.1.2(c) not wish to incur its share of preparation, filing, prosecution and/or maintenance costs for a patent application filed pursuant to Section 13.1.2(a) or 13.1.2(b) or patents derived therefrom, it shall (i) provide the filing Party with written notice of its wish, and (ii) continue to offer reasonable assistance to the filing Party in connection with such prosecution or post-grant matters at no cost to the filing Party except for reimbursement of the non-filing Party’s reasonable out-of-pocket expenses incurred by the non-filing Party in rendering such assistance.

(e)                      The Parties agree to cooperate in the preparation and prosecution of all patent applications filed under Section 13.1.2(a) and 13.1.2(b), including obtaining and executing necessary powers of attorney and assignments by the named inventors, providing relevant technical reports to the filing Party concerning the invention disclosed in such patent application, obtaining execution of such other documents which shall be needed in the filing and prosecution of such patent applications, and, as requested, updating each other regarding the status of such patent applications.

13.1.3              Prosecution and Maintenance of GSK Patents. GSK shall have the exclusive right and obligation to (subject to GSK’s election not to file, prosecute or maintain pursuant to Section 13.1.5) or to cause its licensors to, prepare, file and prosecute in a diligent manner (including without limitation by conducting interferences, oppositions and reexaminations or other similar proceedings), maintain (by timely paying all maintenance fees, renewal fees, and other such fees and costs required under applicable Laws) and extend all GSK Patents and related applications. Consistent with Section 13.6, GSK will consult with Theravance within the priority period for any patent application that is material to this Agreement concerning Countries in which corresponding applications will be filed provided always that GSK shall not be required to consult with Theravance under this Section 13.1.3 in relation to patent applications that GSK reasonably considers significant to activities beyond the scope of this Agreement, such as devices, delivery technology and/or any other proprietary GSK technology(ies).  In the event the Parties cannot agree, GSK shall make the final decision. GSK shall consult with Theravance prior to abandoning any GSK Patents or related applications that are material to the matters contemplated in this Agreement. GSK shall regularly advise Theravance of the status of all pending applications, including with respect to any hearings or other proceedings before any Governmental Authority, and, at Theravance’s request, shall provide Theravance with copies of documentation relating to such applications, including all correspondence to and from any Governmental Authority.  Subject to Section 13.6, GSK shall solicit Theravance’s advice and review of the nature and text of such patent applications and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and GSK shall take into account Theravance’s reasonable comments relating thereto; provided that GSK shall have the final decision authority with respect to any action relating to a GSK Patent.

13.1.4              [Not used]

13.1.5              Theravance Step-In Rights. If GSK elects not to file, prosecute or maintain the GSK Patents or Theravance Patents or claims encompassed by such GSK Patents or Theravance Patents necessary for Theravance to exercise its license rights hereunder in any Country, GSK shall give Theravance notice thereof within a reasonable period prior to allowing such GSK Patents or Theravance Patents, or such claims encompassed by such GSK Patents or Theravance Patents, to lapse or become abandoned or unenforceable, and Theravance shall thereafter have the right, at its sole expense, to prepare, file, prosecute and maintain such GSK Patents or Theravance Patents in such Country; provided always that nothing herein shall give Theravance any Step-In Rights in respect of any proprietary Diskus technology(ies). The proviso to this Section 13.1.5 shall be taken to refer also to GSK’s proprietary ELLIPTA® inhaler technology (formerly known as the Gemini technology).  For clarity, it is acknowledged that where GSK elects not to file, prosecute or maintain certain claims encompassed by any Theravance Patent, GSK may file a divisional or similar application to the extent possible in order to facilitate the transfer of control of such claims to Theravance.

13.1.6              Execution of Documents by Agents. Each of the Parties shall execute or have executed by its appropriate agents such documents as may be necessary to obtain, perfect or maintain any Patent Rights filed or to be filed pursuant to this Agreement, and shall cooperate with the other Party so far as reasonably necessary with respect to furnishing all information and data in its possession reasonably necessary to obtain or maintain such Patent Rights.

13.1.7              Patent Term Extensions.  The Parties shall cooperate with each other in gaining patent term extension where applicable to an Alliance Product. The Joint Steering Committee shall determine which patents relating to a particular Alliance Product the Parties shall endeavor to have extended. All filings for such extension will be made by the Party to whom the patent is assigned after consultation with the other Party.  In the event the Joint Steering Committee can not agree, the Party Commercializing the Theravance Compound  will make the decision.

13.2                        Patent Infringement.

13.2.1              Infringement Claims. With respect to any and all Claims instituted by Third Parties against Theravance or GSK or any of their respective Affiliates for patent infringement involving the manufacture, use, license, marketing or sale of an Alliance Product in the United States during the Term (each, a “Patent Infringement Claim”) as applicable, Theravance and GSK will assist one another and cooperate in the defense and settlement of such Patent Infringement Claims at the other Party’s request.

13.2.2              Infringement of Theravance Patents. In the event that Theravance or GSK becomes aware of actual or threatened infringement of a Theravance Patent during the Term, that Party will promptly notify the other Party in writing (a “Patent Infringement Notice”). Theravance will have the right but not the obligation to bring an infringement action against any Third Party. If Theravance elects to pursue such infringement action, Theravance shall be solely responsible for the costs and expenses associated with such action and retain all recoveries. During the Term, in the event that Theravance does not undertake such an infringement action, upon Theravance’s written consent, which shall not be unreasonably withheld, refused, conditioned or delayed, GSK shall be permitted to do so in Theravance’s or the relevant Theravance Affiliate’s name and on Theravance’s or the relevant Theravance Affiliate’s behalf. If Theravance has consented to an infringement action but GSK is not recognized by the applicable court or other relevant body as having the requisite standing to pursue such action, then GSK may join Theravance as party-plaintiff.  If GSK elects to pursue such infringement action, Theravance may be represented in such action by attorneys of its own choice and its own expense with GSK taking the lead in such action.  If Theravance recommends not to pursue an infringement action, and GSK elects to pursue such infringement action by joining Theravance as a party plaintiff, then GSK agrees to indemnify and hold harmless Theravance for all losses and damages arising from said infringement action.

13.2.3              Infringement of GSK Patents. In the event that GSK or Theravance becomes aware of actual or threatened infringement of a GSK Patent during the Term, that Party will promptly notify the other Party in writing. GSK will have the right but not the obligation to bring an infringement action against any Third Party.  If GSK elects to pursue such infringement action, GSK shall be solely responsible for the costs and expenses associated with such action and retain all recoveries. During the Term, in the event that GSK does not undertake such an infringement action, upon GSK’s written consent, which shall not be unreasonably withheld, refused, conditioned or delayed, Theravance shall be permitted to do so in GSK’s or the relevant GSK Affiliate’s name and on GSK’s or the relevant GSK Affiliate’s behalf. If GSK has consented to an infringement action but Theravance is not recognized by the applicable court or other relevant body as having the requisite standing to pursue such action, then Theravance may join GSK as a party-plaintiff. If Theravance elects to pursue such infringement action, GSK may be represented in such action by attorneys of its own choice and at its own expense, with Theravance taking the lead in such action.  If GSK recommends not to pursue an infringement action, and Theravance elects to pursue such infringement action by joining GSK as a party plaintiff, then Theravance agrees to indemnify and hold harmless GSK for all losses and damages arising from said infringement action.

13.2.4              Notice and Cooperation. In the event that GSK or Theravance becomes aware of actual or threatened infringement of a Joint Patent, that Party will promptly notify the other Party in writing.  In such event the matter will be handled the same as provided for GSK Patents in Section 13.2.3 and Theravance will cooperate as reasonably required by GSK in connection with such enforcement.

13.3                        Notice of Certification. GSK and Theravance each shall immediately give notice to the other of any certification filed under the “U.S. Drug Price Competition and Patent Term Restoration Act of 1984” (or its foreign equivalent) claiming that a GSK Patent or a Theravance Patent is invalid or that infringement will not arise from the manufacture, use or sale of any Alliance Product by a Third Party (“Hatch-Waxman Certification”).

13.3.1              Notice. If a Party decides not to bring infringement proceedings against the entity making such a certification, such Party shall give notice to the other Party of its decision not to bring suit within twenty-one (21) days after receipt of notice of such certification.

13.3.2              Option. Such other Party then may, but is not required to, bring suit against the entity that filed the certification.  If the other Party decides to bring suit, the provisions of Section 13.2.2 or Section 13.2.3 shall apply as appropriate.

13.3.3              Name of Party. Any suit by Theravance or GSK shall either be in the name of Theravance or in the name of GSK, (or any Affiliate) or jointly in the name of Theravance and GSK (or any Affiliate), as may be required by law.

13.4                        Assistance. For purposes of this Article 13, the Party not bringing suit shall execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by the Party bringing suit.  The out-of-pocket costs and expenses of the Party bringing suit shall be reimbursed first out of any damages or other monetary awards recovered in favor of GSK or Theravance.  The documented out-of-pocket costs and expenses of the other Party shall then be reimbursed out of any remaining damages or other monetary awards.  The Party initiating and prosecuting the action to completion will retain any remaining damages or other monetary awards following such reimbursements.

13.5            Settlement.  No settlement or consent judgment or other voluntary final disposition of a suit under this Article may be entered into without the joint written consent of GSK and Theravance (which consent will not be withheld unreasonably).

13.6            Ownership of Inventions. Each Party shall promptly disclose to the other Party all Inventions made by it during the Term; provided that GSK will be allowed a reasonable time to file patent applications covering GSK Inventions prior to disclosing the GSK Invention to Theravance, and Theravance will be allowed a reasonable time to file patent applications covering Theravance Inventions prior to disclosing the Theravance Invention to GSK. Theravance shall own all Theravance Inventions and GSK shall own all GSK Inventions. All Joint Inventions shall be owned jointly by Theravance and GSK, and each Party hereby consents (without granting any license) to the exercise, assignment or license or other disposition by the other Party of its joint interests in Joint Inventions without accounting or the need to seek the consent of the other Party to such assignment or license or other disposition; provided that any such assignment, license or other disposition shall at all times be subject to the grant of rights and accompanying conditions under Sections 2.1 and 2.2 and Article 14.  The determination of inventorship for Inventions shall be made in accordance with applicable laws relating to inventorship set forth in the patent laws of the United States (Title 35, United States Code).

Exhibit C

Theravance MABA Patents and Patent Applications - still under license as at Feb 2014

[***]

***CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

1